Exhibit 10.9

DEVELOPMENT SERVICES AGREEMENT

This Development Services Agreement (“Agreement”) is made and entered into as of the 19th day of August, 2013, by and between CHP RAIDER RANCH TX SENIOR HOUSING OWNER, LLC, a Delaware limited liability company (“Owner”), and SOUTH BAY PARTNERS, LTD., a Texas limited partnership (“South Bay”).

R E C I T A L S:

A. Owner is acquiring real property consisting of tracts of vacant land with a street address of 6548 43rd Street, Lubbock, Texas 79407 (hereinafter referred to as the “Property”), which is in proximity to The Club at Raider Ranch and The Isle at Raider Ranch senior living facilities in Lubbock, Texas, to construct on the Property a senior living housing project comprised of certain villas and/or a stand-alone independent senior living facility to be constructed in phases (collectively, the “Project”);

B. Owner wishes to employ the services of South Bay for the furnishing of services to and for the benefit of Owner in connection with the development of the Project; and

C. The parties hereto desire to enter into this Agreement to evidence the respective rights and obligations of the parties with respect to the development of the Project.

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein and Ten and No/100 Dollars ($10.00) and other good and valuable consideration received by each of the parties hereto, Owner and South Bay hereby agree as follows:

1. Commencement Date and Term. This Agreement shall become effective on the date, if any, that Owner acquires the Property (“Effective Date”) and shall continue until the date that all Phases (hereinafter defined) have been constructed upon the Property, there are no further Phases contemplated to be developed on the Property, and the Owner accepts the completion of the final “punch list” required to be performed by the general contractor employed to construct all Phases (or, if later, the date on which the services described in Section 4 have been completed), subject to the rights of Owner and South Bay to terminate this Agreement as provided herein. A “Phase” shall mean each portion of the Project with its own Development Budget (as defined in Section 4(d)). This Agreement shall be void ab initio if that certain Purchase and Sale Agreement between Raider Ranch, LP, and CHP Partners, LP dated as of July 3, 2013 terminates without Owner acquiring the Property.

2. Appointment and Acceptance; Standard of Care. Owner hereby appoints South Bay to act as an agent for Owner with respect to the services to be rendered hereunder, and South Bay hereby accepts such appointment subject to the terms and conditions herein set forth. South Bay shall perform its services hereunder in accordance with the standard of care used by development managers that provide services similar to the services provided for herein for projects of a type, size, and quality similar to the proposed Project in the same market area as the Property (the “Standard of Care”). South Bay’s breach of the Standard of Care in connection with its services hereunder will constitute a breach of this Agreement.

3. Communications and Cooperation with Owner.

(a) South Bay shall keep Owner fully informed on a regular basis regarding all material matters relating to the proposed Project and the development and construction thereof. Without limitation, South Bay shall:

(i) within ten (10) days after receipt of notice by South Bay, notify Owner of any filing of a construction lien claim against the Property, or similar lien or encumbrance against any materials or equipment incorporated or to be incorporated into the Project or any funds related to the Project (any of the foregoing, a “Lien”).

(ii) within ten (10) days after receipt of notice by South Bay, advise Owner of any complaints, claims, or disputes of which South Bay is aware that are asserted by or against the proposed Project or the construction thereof.

(iii) regularly communicate with Owner regarding the progress of the proposed Project and the construction thereof.

(iv) within ten (10) days following the end of each month, prepare and deliver to Owner a written report (a “Monthly Progress Report”) on development of the Project (but only during such time that construction of any Phase is underway) for the prior month in a form approved by Owner, which shall include an accrual-basis balance sheet/trial balance sheet, a weekly check register through the end of the preceding month, and such other information and updates as shall be reasonably requested by Owner.

(b) South Bay shall cooperate in good faith with Owner’s requests in connection with the services to be provided hereunder. South Bay shall also use diligent efforts to implement Owner’s policies, procedures, and decisions that are adopted or made in connection with the design, development, and construction of the Project upon notice from Owner. South Bay shall respond within ten (10) days to any written questions or requests from Owner regarding matters related to such services or the Project.

(c) South Bay shall notify Owner of any regular meetings of the development team and any other appropriate parties during the course of development and construction of the Project at least ten (10) days (or as soon thereafter as is reasonably practicable) prior to such meetings and South Bay shall permit attendance by Owner and agents and representatives of Owner at such meetings. South Bay shall also meet with representatives of Owner (together with development team members and others, if any, that Owner may designate) at such times as Owner may reasonably request.

(d) South Bay shall maintain books and records for the Project, including originals (or copies thereof to the extent originals are not available) of all contracts, change orders (including, without limitation, Material Change Orders (hereinafter defined)), drawings, plans, specifications, and the like, and at Owner’s request, make the same available to Owner at all reasonable times. To the extent applicable, the accounting records constituting a part of such documents shall be maintained in a professional and businesslike manner, in accordance with customary development practices. In addition, at Owner’s request, South Bay shall use commercially reasonable efforts to cause the general contractor to make the shop drawings and product data available to Owner at all reasonable times.

4. Administrative and Management Services. South Bay shall provide for Owner such services with respect to the Property as set forth herein. South Bay’s services shall be performed on behalf of Owner and shall consist of the duties set forth below. Subject to the provisions of Section 5, South Bay is authorized to and shall perform the following:

(a) In connection with the pre-development phase of the Project:

(i) Consult with the Owner to determine the nature and scope of the Project.

(ii) Coordinate and supervise the obtaining of all planning and building approvals and other permits required for the construction of the Project, and any subdivision or re-platting required in connection thereto. Not less than ten (10) days prior to the commencement of work on any Phase, South Bay shall prepare and deliver to Owner a schedule of all building approvals and other permits required to complete such Phase and include an update to such schedule in each Monthly Progress Report.

(iii) Arrange for the preparation, subject to the approval of Owner, of boundary line surveys, ALTA surveys, as built surveys, topographic surveys, soil tests, and other similar surveys and tests related to the usability of the Property and the development of the Project, and advise Owner of any unexpected or important results that could have a material effect on the development and construction of the Project, and recommend to Owner appropriate actions.

(iv) Negotiate with federal, state, and local authorities regarding all site-related utility, traffic and transportation issues.

(v) At the appropriate time, recommend to Owner and engage, in accordance with the terms and conditions of this Agreement, one or more contractors to assist in the relevant pre-development or pre-construction services, without prejudicing the selection of the principal general contractor.

(b) Negotiate in the name of and on behalf of Owner, and submit to Owner for its approval and execution the following:

(i) one or more construction contracts with general contractor(s) (each, a “Contractor”) to construct each Phase upon the Property, which construction contract(s) shall be on the standard AIA form of agreement on a stipulated sum or guaranteed maximum price basis, with such modifications thereto as are requested or approved by Owner (each, a “General Construction Contract”);

(ii) one or more contracts with architects (each, an “Architect”) for the design of each Phase upon the Property (each an “Architect’s Contract”);

(iii) one or more contracts with engineering and professional firms (each, an “Engineering Firm”) for the design of each Phase (each, an “Engineering Contract”); and

(iv) those contracts with other professionals (“Professionals”) that are reviewed and approved by Owner pursuant to Section 5(a) herein below, in connection with the design and construction of each Phase (each an “Other Contract,” and collectively with each General Construction Contract, Architect’s Contract and Engineering Contract, the “Owner’s Development Agreements”).

It is acknowledged and agreed that this Agreement contemplates that South Bay will handle all day-to-day matters under Owner’s Development Agreements and shall administer Owner’s rights and obligations under Owner’s Development Agreements. Accordingly, where permitted, in the context of each Owner’s Development Agreement, South Bay shall be identified as “Owner’s Representative” or such similar term, appointing South Bay as the party to receive and deliver notices from and to the counterparty of such Owner’s Development Agreement on Owner’s behalf and empowering South Bay to enforce Owner’s rights under such Owner’s Development Agreement. Owner shall look solely to each Contractor, Architect, Engineering Firm, and Professional for the content of the services performed by such Contractors, Architects, Engineering Firms and Professional (and the professionals and service providers engaged and/or supervised by such parties) under the Owner’s Development Agreements; provided however, the immediately preceding clause shall in no way limit the liability of South Bay for its failure to comply with its obligations under this Agreement.

(c) Negotiate and enter into such other contracts as South Bay shall deem necessary or required in connection with the design, planning, and construction of each Phase on the Property in accordance with the approved Development Budget (each, individually, a “South Bay Development Agreement” and collectively, the “South Bay Development Agreements”).

(d) Prepare budgets for the development of the Property for the period from the Effective Date to the date of issuance of certificate(s) of occupancy for the final Phase by the applicable authority of the municipality in which the Property is situated and periodically update the budgets, subject to Owner’s approval, including the pre-development budget, the construction budget and a composite budget (the “Development Budget”) accounting for all development costs including hard and soft costs, reserves for operating shortfalls during the lease-up of the Project, a cost overrun contingency, legal fees and the Development Fee, but which shall exclude South Bay’s overhead and corporate office costs. After the Owner and South Bay have finalized a Development Budget, it shall be attached to this Agreement as Exhibit “B”. Notwithstanding any language to the contrary herein, Owner and South Bay acknowledge that there will be multiple Development Budgets, one for each Phase, with Phase I contemplated to include a stand-alone independent living facility and multiple villas and with the Phase I Development Budget to be the first Development Budget to be attached to this Agreement as Exhibit “B”. All references to the contingency line item or words to like effect shall mean the contingency line item(s) in the Development Budget.

(e) Supervise Architect in the preparation of architectural plans, drawings and specifications for the Project.

(f) Arrange and supervise the preparation by Architect of a schematic design set, pricing set and construction set of drawings.

(g) Supervise the Engineering Firm in the preparation of a civil site plan, drawings, and specifications for the Project.

(h) Supervise the procurement of bids for the development and construction of the Project, provided that (i) all bid documents, including forms of agreements between Owner and the Contractor and other ancillary forms, will require Owner’s prior approval, (ii) South Bay shall notify Owner in writing twenty (20) days in advance of when an agreement will be needed to be included in a bid package, to give Owner adequate time to prepare a form of agreement for inclusion in the bid package, and (iii) if Owner elects not to provide a form of agreement, South Bay shall nevertheless cause the proposed form of agreement to conform to any requirements of Owner. Notwithstanding the foregoing, with respect to bids for subcontracts under the General Construction Contract(s) with a Contractor, South Bay’s only obligation shall be to ensure that such General Construction Contract contains provisions with respect to the foregoing requirements.

(i) Use diligent efforts to keep the development and construction costs from exceeding the Development Budget as a whole and on a line item basis (subject to South Bay’s rights to make certain reallocations within the Development Budget as expressly provided in Section 4(o) of this Agreement), including developing and implementing a procedure or system of cost control and track actual and projected costs.

(j) Assign to the development and construction of the Project such staff as may be reasonably required to perform its services hereunder in accordance with the Standard of Care and to monitor the timely completion of the Project, including a project manager, all of whom must be actively involved in development and construction of the Project at all times during the course of the development and construction of the Project, and must visit the Property with sufficient frequency so that South Bay may perform its services hereunder in accordance with the Standard of Care.

(k) Establish (subject to Owner’s approval), direct, coordinate, administer, monitor and supervise the performance of the other members of the Project development team, including the Contractor, Architect, Engineering Firm or other Professional, or any subcontractors and use commercially reasonable efforts to ensure that activities and services performed by such parties are in material conformance with the terms of the applicable contracts and the Requirements (hereinafter defined). South Bay shall notify Owner within ten (10) days of South Bay learning that the services performed by any other members of the Project development team, including, without limitation, the Contractor, Architect, Engineering Firm, Professional or any subcontractors are not in material conformance with the terms of the applicable contracts or the Requirements. Further, South Bay shall use commercially reasonable efforts to ensure that any corrections to any work that is deficient or out of compliance with the applicable contracts or the Requirements is timely made by or on behalf of the Contractor.

(l) Ensure that Architect is inspecting the Property to determine whether the Project is being constructed in accordance with the site plan and construction drawings and specifications.

(m) Recommend and advise Owner concerning possible Material Change Orders (hereinafter defined) and cost savings where appropriate and enter into other change orders in accordance with the provisions of Section 6.

(n) Prepare and deliver to Owner a construction and critical path schedule (including a detailed draw down and trade sequencing schedule with projected date(s) that each Phase will be completed) and updates thereto delivered with each Monthly Progress Report and as necessary to reflect any material changes thereto.

(o) Prepare and compile any Draw Request as hereinafter defined and reallocation (a “Reallocation”) of line items in the Development Budget (both to account for those line items having excess funds and reallocation of contingency line items to other line items that require excess funds), including review and approval of each pay application from the Contractor and other parties that contracted to perform services and/or supply materials to the development and/or construction of any Phase. South Bay shall deliver and provide Owner with each Draw Request for review, approval, and submission to Project Lender pursuant to Section 6(b)(ii) of this Agreement. With respect to each Reallocation, South Bay shall provide a copy for Owner’s review and approval (such approval to be deemed given if Owner fails to give notice of disapproval within twenty (20) days of receipt thereof). Notwithstanding the foregoing, South Bay shall, without Owner’s approval but subject to any limits set forth in any documents evidencing a loan to Owner for the development and construction of a Phase (any such loan, a “Project Financing”), be entitled to reallocate any contingency line items or cost savings realized under any line items to cover any overages in any other line items in the Development Budget other than overages (i) for Hard Costs (hereinafter defined) covered under a guaranteed maximum price construction contract or a stipulated price construction contract with the general contractor, or (ii) caused by the gross negligence, willful or wanton misconduct, fraud, intentional misrepresentation, criminal conduct, bad faith or a knowing violation of law (“Bad Conduct”) or negligence of South Bay or its affiliates, but otherwise South Bay shall have no authority to, and shall not, permit an expenditure to exceed the amount specified for that expenditure in the Development Budget without the consent of Owner.

(p) Arrange for insurance for the development and construction of each Phase of the Project as reasonably requested by Owner, and/or, if applicable, the lender providing the Project Financing (the “Project Lender”), all of which insurance costs, to the extent not payable by the applicable Contractor, Architect, Engineering Firm, or other Professional under an Owner’s Development Agreement or South Bay Development Agreement, shall be included in the applicable Development Budget and paid by Owner. Notwithstanding the foregoing, any professional liability insurance obtained by South Bay shall be at the sole cost and expense of South Bay and shall not be included within any Development Budget, it being understood and acknowledged that South Bay, by execution of this Agreement, has not agreed to maintain, nor is South Bay required hereby to maintain, any professional liability insurance.

(q) Process and use its commercially reasonable efforts to obtain all necessary site and zoning approvals and licenses, other than healthcare related licenses, if any, for each Phase and for the use and operation of the Project for its primary intended uses as set forth in the recitals or as otherwise communicated to South Bay by Owner.

(r) Facilitate for Owner and the Project Lender a written construction inspection report of the status of the development of the Project, in a form approved by Owner and any Project Lender, to be provided monthly with the Monthly Progress Report or more frequently, and if required by the Project Lender prepared by an independent construction inspection consultant (“Consultant”) to be selected by the Project Lender.

(s) Prepare and deliver to Owner other design or construction cost estimates and reports as required by Owner, including monthly progress reports, on the progress and cost of construction and, if requested by Owner, make recommendations as to the drawing of funds from any Project Lender to cover the cost of design and construction of the Project.

(t) Cooperate with Manager in connection with the Marketing Services (as hereinafter defined).

(u) Use its diligent and commercially reasonable efforts to accomplish the timely completion of the construction of each Phase in accordance with the plans and specifications and the time schedules for such completion to be approved by Owner.

(v) Coordinate with Architect the issuance of a Certificate of Substantial Completion (as contemplated under AIA Form B141) for each Phase and supervise and conduct with the Architect and general contractor a final inspection of each Phase in the presence of Owner. Following such final inspection, South Bay shall prepare, in concert with Architect and the general contractor, a final report describing the final punch list items and, after approval thereof by Owner (which approval shall not be unreasonably withheld, conditioned, or delayed), supervise the general contractor and/or subcontractors, as appropriate, in the satisfaction of such final punch list items in accordance with the terms of this Agreement.

(w) Implement any decisions of the Owner made in connection with the design, development and construction of the Project or any policies and procedures relating thereto.

(x) Provide Owner with other reasonable services in connection with the construction of the Project thereon as are customarily provided by a development manager, and as may be mutually agreed to by Owner and South Bay.

(y) Assist Owner in complying with the Requirements and use diligent efforts to cause the Project to comply with Requirements, including using diligent efforts to cause the development team and other contractors, subcontractors, and other consultants that perform work or services for the Project to comply with the Requirements in connection with their work or services. South Bay shall also itself comply with the Requirements when performing its services hereunder, and without limitation shall at its own expense maintain at all times during the term of this Agreement all licenses, permits, and other certifications required under applicable laws to perform its services hereunder. “Requirements” means the requirements of this Agreement, the Development Budget, any business plan, any applicable construction schedule, all insurance requirements, any site plans, any construction drawings and specifications for the Project, applicable laws, all permits issued in connection with the development and construction of the Project, any agreements or other documents to which Owner may be bound that are disclosed or available to South Bay, and the requirements of any Project Lender, collectively, as the foregoing may be amended or supplemented.

(z) Use commercially reasonable efforts to ensure that all contract documents for the Project require that all materials and equipment installed during in the Project will be new unless otherwise specified.

(aa) Deliver any additional reports or deliveries reasonably required by Project Lender (provided, however, that any material third-party costs borne by South Bay on account of such reporting obligations shall be paid or reimbursed by Owner to South Bay within thirty (30) days of Owner’s receipt of an invoice therefor from South Bay).

(bb) Make all payments to service providers required to develop each Phase to Final Completion (as hereinafter defined) subject to South Bay’s receipt of cost advances and reimbursements which Owner is required to fund pursuant to Section 7 hereof. Further, South Bay shall, subject to South Bay’s receipt of cost advances and reimbursements which Owner is required to fund pursuant to Section 7 hereof, make all payments required to all third parties in conformity with the requirements of the construction lien law of the State of Texas so that the Project remains free of mechanics’ liens or any similar claim arising in equity.

5. Limitations and Restrictions. Notwithstanding any other provision of this Agreement to the contrary, South Bay shall not bind or attempt to bind Owner or incur any obligation on behalf of Owner except as herein otherwise specifically provided. Notwithstanding any provisions of this Agreement, South Bay shall not take any action, expend any sum, make any decision, give any consent, approval or authorization or incur any obligation with respect to any of the following matters unless and until the same has been approved in writing by Owner:

(a) Approval of all material construction and architectural contracts and all material architectural plans, specifications and drawings and/or major alteration of any improvements contemplated thereby except for agreements for which Owner provides an express written delegation of approval rights to South Bay. For purposes hereof a material contract or agreement is one in which the costs to be incurred thereunder exceed $100,000 or more than one (1) year in duration if not cancellable on thirty (30) days’ notice without penalty.

(b) Any Material Change Order (hereinafter defined).

(c) Expending more than what South Bay in good faith believes to be the fair, reasonable market value at the time and place of contracting for any goods purchased or leased, or services engaged on behalf of Owner, or otherwise, in connection with the Project.

(d) Except in connection with any change order permitted hereunder, modification of the final Owner approved drawings and specification or Development Budget.

(e) Subject to Section 4(n), authorize any expenditure that will exceed the applicable line item in the Development Budget.

(f) Owner shall approve or disapprove the matters set forth in this Section 5 within ten (10) business days of its receipt of the request for its approval. Any failure by Owner to approve or disapprove the matters set forth in this Section 5 within such ten (10) business day period shall increase the Project construction schedule by the length of Owner’s delay beyond ten (10) business days in responding to the request for approval.

6. Change Orders.

(a) A “Material Change Order” shall be defined as any change order that with respect to any single change involves an amount in excess of $10,000 or with respect to all changes in the aggregate an amount in excess of $50,000.

(b) South Bay may at any time and from time to time request or propose a Material Change Order (each, a “Developer-Initiated Material Change Order”). Likewise, Owner may at any time and from time to time direct a Material Change Order which Material Change Order may be based partly or entirely upon the recommendations of South Bay or at Owner’s direction (each, an “Owner-Initiated Material Change Order”). Any Developer-Initiated Material Change Order or Owner-Initiated Material Change Order shall be governed by the following provisions of this Section 6.

(i) Upon South Bay’s receipt of notice from Owner indicating an Owner-Initiated Material Change Order and at South Bay’s volition in the case of a Developer-Initiated Change Order, South Bay shall, or shall cause the general contractor, to prepare and furnish to Owner a signed statement (each, a “Material Change Order Proposal”) setting forth South Bay’s or the general contractor’s, as the case may be, best estimate together with supporting documentation therefor (including contractor proposals and all other support used as the basis for its estimate) of the increase in Development Budget resulting from the proposed Material Change Order.

(ii) Owner shall render a decision with respect to a Material Change Order within ten (10) days (subject to extension, not to exceed an aggregate approval period of twenty (20) days, if there is a Project Financing and Project Lender requires in excess of ten (10) days to approve the Material Change Order) of its receipt of such Material Change Order Proposal. Any failure by Owner to approve or disapprove the Material Change Order proposal within such ten (10) day period shall increase the Project construction schedule by the length of Owner’s delay beyond ten (10) days in responding to the Material Change Order Proposal. If Owner approves the Material Change Order Proposal, then South Bay shall, or shall cause Contractor to, prepare and deliver to Owner for execution a written Material Change Order authorization (each, a “Material Change Order Authorization”) that shall (i) authorize and order the accomplishment of the proposed Material Change Order as set forth in such Material Change Order Proposal, and (ii) authorize the budget adjustment as set forth in such Material Change Order Proposal (and the Development Budget shall be adjusted by the amount of such budget adjustment).

(iii) South Bay hereby acknowledges that no Material Change Orders shall be permitted hereunder without approval by Owner and that South Bay shall not proceed with any proposed Material Change Order, or allow any contractor to proceed with any proposed Material Change Order, unless and until the Owner has approved the same.

(c) Any change order other than a Material Change Order shall be in writing and may be entered into by South Bay on behalf of Owner or Owner on its own, provided that with respect to change orders entered into by South Bay on behalf of Owner such change order will not (i) violate any Requirements, (ii) result in a deviation from or modification to the Development Budget (after giving effect to the other anticipated expenditures in that line item, but allowing for permitted deviations, including deviations pursuant to Section 4(n)), (iii) create a reasonably foreseeable risk of adversely affecting the progress of the construction of the Project or the schedule related thereto, (iv) affect the number of villas or units, as applicable, or (v) materially affect the square footage of villas or units, as applicable, and the party initiating the same shall promptly provide the other party with a copy of any such Change Order and notice of any budget adjustment on account thereof. Neither Owner nor South Bay shall initiate or approve a non-written change order.

7. South Bay’s Fee, Cost Advances/Reimbursements, Promoted Interest Payments and Management Agreement.

(a) Development Fee. In consideration of the services to be rendered by South Bay hereunder, Owner shall pay to South Bay an amount (“Development Fee”) equal to four percent (4%) of the total Approved Development Costs (hereinafter defined) of each Phase. “Approved Development Costs” shall mean the development costs set forth in each Development Budget, specifically excluding land acquisition costs, as last approved prior to the commencement of construction of each Phase, plus any costs incurred due to a change in the scope of the development and construction of the Project requested or initiated by Owner, or due to upgrades in the scope (including those due to legal Requirements) approved by Owner and which were not necessitated by South Bay’s fault. The Development Fee shall be payable as follows:

(i) The Development Fee shall be paid to South Bay in three components: (1) an initial fee (the “Initial Development Fee”) in an amount equal to twenty percent (20%) of such Development Fee; (2) a portion of the fee (the “Monthly Development Fee”) in an amount equal, in the aggregate, to seventy percent (70%) of such Development Fee; and (3) the final portion of the fee (the “Final Development Fee”) equal to ten percent (10%) of such Development Fee.

(ii) The Initial Development Fee shall be paid upon the groundbreaking of construction of each Phase.

(iii) The Monthly Development Fee shall be paid in equal monthly installments, on the fifteenth (15th) day of each calendar month (or concurrently with any construction draws under the Project Financing) during the period commencing one month after the payment of the Initial Development Fee and continuing for the estimated number of months to complete construction of the applicable Phase. Notwithstanding anything to the contrary in the foregoing, the Monthly Development Fee shall be no less than Ten Thousand Dollars ($10,000); provided, however, that if Owner elects to proceed with the construction of a stand-alone senior living facility (as contrasted to villas) on the Property, the Development Fee shall be appropriately reconciled such that South Bay shall receive an aggregate Development Fee of total Project costs (including all Phases previously completed with respect to which South Bay provided services hereunder), excluding land acquisition costs, of four percent (4%) of total Project costs (including all Phases previously completed with respect to which South Bay provided services hereunder). Owner may revise the period during which the Monthly Development Fee is paid based upon a more current estimation of the time to complete construction as reasonably determined by Owner and may amortize the remaining portion of the Monthly Development Fee over the remaining portion of such revised period. If South Bay is terminated under this Agreement, South Bay shall no longer be entitled to receive any portion of the Monthly Development Fee.

(iv) The Final Development Fee for an applicable Phase shall be funded into a development fee holdback account (“DHA”) thirty (30) days after Final Completion (as hereinafter defined) of the applicable Phase with its own Development Budget. The DHA for an applicable Phase shall be released to South Bay when the operations of the applicable Phase (i.e., net operating income after a FF&E reserve payment of $500/unit in the first year of operations and increasing at three percent (3%) per annum) support a debt service coverage ratio of 1.10:1.00 for a trailing six (6) month period. Notwithstanding the foregoing, if (i) there is no Project Financing, then an imputed debt of sixty-five percent (65%) loan to value, 30 year amortization, and the interest rate most recently offered by Fannie Mae and/or Freddie Mac for similar projects will be used, and (ii) if an entire Phase is sold by Owner to a third party not under common control with Owner, the DHA for such Phase shall be released to South Bay. “Final Completion” means the stage in the progress of the construction of the applicable Phase, after substantial completion when all of the following have been accomplished: (i) the construction of the applicable Phase, including all “punch list” items, has been completed, and (ii) without limitation, the following have been delivered to Owner (and, as applicable, the Project Lender):

a) Final and unconditional lien waivers from the Contractor and all other contractors and all subcontractors and materialmen performing work or supplying materials in connection with the development and construction of the applicable Phase, as well as from any consultants, subconsultants, or trust funds that have lien rights at that time (or, if any of these persons refuse to provide a final unconditional lien waiver, adequate security in the form of a surety bond, letter of credit, or other collateral or commitment that is sufficient to discharge any claim by that person if established and is reasonably satisfactory to Owner).

b) If requested by Owner, an ALTA as built completion survey in form reasonably acceptable and certified to Owner and a title company designated by Owner.

c) All evidence of final completion required by Project Lender under the loan documents governing the Project Financing.

d) All maintenance and operating instructions and manufacturer warranties for the applicable Phase.

e) Written consent (or confirmation of no objection) to applicable final payment from all sureties (if any) that issued bonds in connection with the construction of the applicable Phase.

f) Evidence or certification of satisfaction of all construction and completion obligations in any guarantees or similar undertakings entered into in connection with any Project Financing or the obtaining of any permits for the for the applicable Phase.

g) Any remaining permits required under Requirements, required to operate the for the applicable Phase for its intended use and which relate to the physical construction of the for the applicable Phase, or otherwise contemplated in this Agreement in connection with the applicable Phase, including the issuance of a final certificate of occupancy for the applicable Phase, in all cases with no conditions other than those that are reasonably acceptable to Owner.

(b) Cost Advances/Reimbursements and Cost Savings. South Bay shall be advanced and/or reimbursed for any and all costs incurred in connection with the Project including but not limited to architectural costs, engineering costs, market studies and legal costs if and to the extent such costs are set forth in a Development Budget. All requests for cost advances and/or reimbursement shall be submitted to Owner as follows:

(i) Owner’s Equity Funding. If cost advances and/or reimbursements are to be funded by Owner, then South Bay shall submit a request for cost advance and/or reimbursement (an “Owner Cost Request”) to Owner in a form approved by Owner in its reasonable discretion for review and, absent any Owner objection to the matters contained therein, South Bay shall be paid within twenty (20) days of receipt by Owner. In the event that Owner objects to any item set forth in the Owner Cost Request, then Owner shall (i) provide written notice (an “Objection Notice”) to South Bay of such within the aforementioned twenty (20) day period (failure to deliver such notice being deemed a waiver by Owner to object to such Cost Request) and (ii) fund those items set forth in such Owner Cost Request that are not found to be objectionable. Upon delivery of an Objection Notice by Owner, South Bay and Owner shall each use commercially reasonable efforts to resolve the objection set forth in such Objection Notice.

(ii) Project Lender Funding. If cost advances and/or reimbursements are to be funded by any Project Financing, South Bay shall submit a draw request (a “Draw Request”) in the form required by Project Lender, for review by Owner. Within ten (10) days of receipt of a Draw Request from South Bay, Owner shall either (i) submit such Draw Request to Project Lender for payment pursuant to the draw procedures under the governing loan documents or (ii) deliver written notice (a “Draw Objection”) objecting to such Draw Request to South Bay (failure to deliver such Draw Objection being deemed a waiver by Owner to object to such Draw Request). In the event that Owner delivers a Draw Objection to South Bay per clause (ii) of this subparagraph, then South Bay shall deliver a revised Draw Request to Owner for review within ten (10) days of delivery of such Draw Objection, in which event the review procedure described above in clauses (i) and (ii) of this subparagraph shall apply with respect to such revised Draw Request. In the event that the Project Lender objects to a Draw Request submitted to Lender by Owner pursuant to clause (i) of this subparagraph (a “Project Lender Objection”), then South Bay shall submit a revised Draw Request to Owner within ten (10) days of receipt of notice of such Project Lender Objection and in such event the review procedure described above in clauses (i) and (ii) of this subparagraph shall apply with respect to such Draw Request.

It is acknowledged and agreed that it is the intent of Owner and South Bay that all Owner Cost Requests and Draw Requests proper for funding (e.g., for a payment due under an Owner’s Development Agreement or a South Bay Development Agreement, the cost of which is in a Development Budget) be funded by Owner to South Bay within twenty (20) days of submission to Owner of the Owner Cost Request or Draw Request, as the case may be, by South Bay. Without limiting the foregoing, if a Project Lender fails to fund a Draw Request which is appropriate for payment under the provisions of this Agreement, Owner shall make the required payment to South Bay within sufficient time to allow South Bay to make the payment provided for in the Draw Request when due to the applicable contractor; provided however, in no event shall Owner be obligated to make the payment contemplated by the immediately preceding clause prior to the date that is twenty (20) days after the initial submission of such Draw Request to Owner pursuant to Section 7(b)(ii) above. Further, in no event shall Owner be required to make such payment if Project Lender’s delay in funding pursuant to such Draw Request is attributable to South Bay’s failure to use commercially reasonable efforts in preparing and submitting a Draw Request that complies in all material respects with the requirements of Project Lender.

(c) Any savings resulting from development of any Phase at a cost below the cost established for such Phase in the Development Budget will accrue to the benefit of Owner.

(d) Promoted Interest Payment. In connection with each Phase, South Bay shall have the opportunity to earn a promoted interest payment as set forth on Exhibit “C” (the “Promoted Interest”). If there is a default by South Bay pursuant to Section 10 which is not cured within any applicable notice and cure periods, or this Agreement is terminated by South Bay, pursuant to Section 9(b) (failure of groundbreaking to occur within twelve months of Effective Date), the Promoted Interest shall terminate and South Bay shall lose its right to any Promoted Interest which may have accrued. In all other instances, South Bay’s rights to the Promoted Interest and distributions on account thereof shall survive the termination of this Agreement.

(e) Management Agreement. It is acknowledged and agreed that the parties contemplate that upon substantial completion of each Phase, such Phase shall be added as part of the “Facility” by amending the Management Services Agreement (the “Management Agreement”) with Integrated Senior Living LLC (the “Manager”) under which The Club at Raider Ranch and The Isle at Raider Ranch senior living facilities are managed. Further, prior to the substantial completion of a Phase, Manager hereby agrees to provide certain Pre-Opening Services (as hereinafter defined), to the extent provided in the applicable Development Budget and paid to Manager, through the date on which each Phase commences operations. “Pre-Opening Services” shall include:

(i) Recruiting, training, and employing staff required for the Phase;

(ii) Negotiating concession contracts and leases for the Phase, to the extent required;

(iii) Promoting and advertising the Phase, including opening celebrations and related activities;

(iv) Equipping the Phase with the initial inventories required for the operation of the Phase; and

(v) In general, rendering such other miscellaneous services incidental to the preparation and organization of the Phase’s operations as may be reasonably required for the Phase to be adequately staffed and capable of operating on the opening date contemplated by the construction schedule, including the development and implementation of marketing and sales programs, accounting and budgeting controls and similar operation items.

8. Guaranties. Prior to groundbreaking on each Phase, Craig W. Spaulding (the “Completion Guarantor”) shall provide a completion guarantee in customary form reasonably acceptable to the Completion Guarantor of completion of the applicable Phase (the “Completion Guaranty”). The Completion Guaranty will be conditioned upon Owner performing its obligations under this Agreement. Completion Guarantor’s liability under the Completion Guaranty shall not be duplicative of South Bay’s liability under its indemnity in Section 11(b).

9. Default by Owner and Termination.

(a) In the event of default by Owner hereunder, South Bay shall give Owner written notice of default and an opportunity to cure such default as follows:

(i) With respect to a monetary default, Owner shall have fifteen (15) days to cure; and

(ii) With respect to a nonmonetary default, Owner shall have thirty (30) days to cure provided that if the breach is not susceptible to cure within thirty (30) days, if Owner commences to cure said nonmonetary default within said thirty (30) day period and, thereafter, diligently causes such default to be cured, such period shall be extended for an additional sixty (60) days.

(b) South Bay may, by notice to Owner, terminate this Agreement if groundbreaking of construction of Phase I of the Project does not occur within twelve (12) months after the Effective Date.

(c) The cure period shall commence upon delivery of written notice of default in accordance with the notice provision set forth in Section 14(a).

(d) In the event the default is not timely cured, South Bay may terminate this Agreement and/or bring suit for actual damages actually incurred by South Bay (but not for indirect, incidental or consequential damages) as South Bay’s sole and exclusive remedies hereunder subject to the indemnities in Section 11(a).

10. Default by South Bay and Termination.

(a) Owner may by notice to South Bay terminate this Agreement, if any of the following events occurs:

(i) any breach by South Bay under this Agreement, if, with respect to a monetary default, the breach is not cured within fifteen (15) days, and with respect to a nonmonetary default, the breach is not cured with thirty (30) days, provided that if the breach is not susceptible to cure within thirty (30) days, if South Bay commences to cure said nonmonetary default within said thirty (30) day period and, thereafter, diligently causes such default to be cured, such period shall be extended for an additional sixty (60) days. Any cure period hereunder shall commence upon delivery of written notice of default in accordance with the notice provision set forth in Section 14(a);

(ii) a failure by Guarantor to make payments required under the Completion Guaranty if such failure is not cured within fifteen (15) days after delivery of written notice of default in accordance with the notice provision set forth in Section 14(a);

(iii) with respect to South Bay, there is (a) a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law, (b) the appointment of (or a proceeding to appoint), (c) an attachment, execution or other judicial seizure of (or a proceeding to attach, execute or seize) a substantial property interest, (d) an assignment for the benefit of creditors or (e) insolvency, dissolution or liquidation; provided, however, that an event described in clause (a), (b) or (c) shall not be included if the same is (1) involuntary and not at any time consented to, (2) contested within thirty (30) days of commencement and thereafter diligently and continuously contested and (3) dismissed or set aside, as the case may be, within ninety (90) days of commencement;

(iv) South Bay or any of its affiliates engage in Bad Conduct in connection with the Project; or

(v) South Bay suspends or discontinues its services hereunder without Owner’s prior approval and for reasons other than Owner’s failure to pay amounts due to South Bay under this Agreement or Owner’s default or material breach hereunder, and fails to recommence such services within ten (10) days after receipt of notice from Owner.

(b) Owner may, by notice to South Bay, terminate this Agreement if any of the following events occurs:

(i) if there are one or more delays in the original construction schedule for any Phase that in the aggregate exceed 120 days for such Phase (except to the extent caused by a change in the schedule imposed or approved by Owner, other delay caused by Owner, or delay caused by force majeure), except that Owner shall exercise any termination under this Section 10(b)(i) with respect to a given delay no later than 60 days following the later of (i) Owner’s receipt of written notice from South Bay of the delay or (ii) the end of the delay;

(ii) the failure by South Bay, in the good faith judgment of Owner, to provide effective management of the development and construction of the Project pursuant to this Agreement if such failure (i) has or is expected to have a material and adverse effect upon Owner or the Project, and (ii) is not cured within the cure period applicable under this Agreement.

(c) In the event of termination under this Section 10, Owner shall pay South Bay within thirty (30) days after the date of termination the portion of the Monthly Development Fee that has accrued as of the date of the termination and remains unpaid, except that in the case of a termination under Section 10(a), the foregoing payments will be reduced by expenses, losses, damages, and liabilities incurred by Owner or its affiliates that arise out of South Bay’s default. No portion of the Final Development Fee that has not been paid as of the termination date will be payable in connection with a termination of this Agreement under Sections 10(a) or 10(b).

(d) Upon the termination (whether by expiration of time or otherwise) of this Agreement, South Bay shall promptly (a) surrender and deliver to Owner any space in the Property or Project occupied by South Bay clean and free of debris and South Bay’s personal property, (b) deliver to Owner or to Owner’s designee any funds of Owner held by South Bay with respect to the development and construction of the Project, (c) upon Owner’s request, deliver to Owner or its designee all records and keys in South Bay’s possession or control in connection with the Project, (d) assign any and all of South Bay’s rights and/or warranties under the South Bay Development Agreements to Owner, and (e) furnish all information and, at Owner’s sole cost and expense, take all action as Owner may reasonably require (including cooperating with a new developer for such time as may be required by Owner) to effectuate an orderly, efficient, and systematic transfer of South Bay’s duties and obligations under this Agreement to a new person designated by Owner. South Bay shall deliver to Owner a final accounting of development and construction of the Project up to and including the effective date of the termination within fifteen (15) days after that effective date. South Bay may, at South Bay’s expense, retain a copy of any records, subject to Section 14(k).

11. Indemnity.

(a) Owner hereby indemnifies, defends, and holds South Bay, its partners, members, directors, officers, agents, and employees harmless of and from all actual damages, including attorneys’ fees and expenses incurred, paid or suffered by South Bay and claims asserted against South Bay, its partners, members, directors, officers, agents, and employees to the extent arising out of or relating to (i) any breach by Owner of a requirement under this Agreement, or (ii) any Bad Conduct of Owner in connection with any matter related to this Agreement or the development and construction of the Project (except where arising out of the negligence or willful misconduct of South Bay or any of its employees, its partners, members, directors, officers, or agents).

(b) South Bay hereby indemnifies, defends, and holds Owner, its partners, members, directors, officers, agents, and employees harmless of and from all actual damages, including attorneys’ fees and expenses incurred, paid, or suffered by Owner and claims asserted against Owner, its partners, members, directors, agents, and employees to the extent arising out of or relating to (i) any breach by South Bay of a requirement under this Agreement or (ii) any Bad Conduct of South Bay in connection with any matter related to this Agreement or the development and construction of the Project (except where arising out of the negligence or willful misconduct of Owner or any of its employees, its partners, members, directors, or agents).

12. Key Principals. Craig W. Spaulding, an individual, shall at all times during the term of this Agreement, if alive, (a) be an active member of South Bay, (b) maintain decision making control with respect to South Bay, and (c) hold, directly or indirectly, at least a fifty-one percent (51%) equity interest in South Bay, provided, that any interests owned by or held in trust for members of Craig W. Spaulding’s family shall be deemed owned by Craig W. Spaulding.

13. Conveyance by Owner. The parties acknowledge and agree that Owner anticipates conveying each Phase to an entity under common control with Owner upon substantial completion of each Phase. Such conveyance shall be conditioned upon such entity under common control with Owner assuming the obligations under this Agreement concerning the payment of the Promoted Interest to South Bay. Further, South Bay covenants and agrees to cooperate in connection with such conveyance and in connection with the transitioning of the Phase to management by Manager under the Management Agreement.

14. Miscellaneous.

(a) All notices, approvals and other communications provided for in this Agreement shall be in writing and may be delivered (i) personally, (ii) by United States registered or certified mail, postage prepaid, (iii) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (iv) by facsimile or as a PDF or similar attachment to an email, provided that such telecopy or email attachment shall be followed within one (1) business day by delivery of such notice pursuant to clause (i), (ii) or (iii) above. Any such notice to a party shall be addressed to the following address (subject to the right of a party to designate a different address for itself by notice similarly given):

TO SOUTH BAY:

South Bay Partners, Ltd.

5307 East Mockingbird Lane

Suite 1010

Dallas, Texas 75206

Attention: Craig Spaulding

Office: 214-800-2855

Telecopier: 214-370-2699

Email: cspaulding@southbayltd.com

With Copy To:

Arent Fox LLP

1717 K Street, NW

Washington, DC 20036

Attention: Kenneth S. Jacob, Esq.

Office: 202-775-5750

Telecopier: 202-857-6395

Email: kenneth.jacob@arentfox.com

TO OWNER:

CHP Raider Ranch TX Senior Housing Owner, LLC

c/o CNL Healthcare Properties, Inc.

CNL Center at City Commons

450 South Orange Avenue, 12th Floor

Orlando, Florida 32801-3736

Attention: Holly J. Greer, Esq., SVP and General Counsel and

Joseph T. Johnson, SVP and Chief Financial Officer

Office: 407-540-7500

Telecopier: 407-540-2544

E-mail: Holly.Greer@cnl.com

E-mail: Joseph.Johnson@cnl.com

With Copy To:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 N. Eola Drive

Orlando, FL 32801

Attention: William T. Dymond, Jr., Esq.

Office: 407-418-4600

Telecopier: 407-843-4444

E-mail: William.Dymond@lowndes-law.com

TO MANAGER (only to be given with respect to matters relating to Section 7(e) (Management Agreement)):

Integrated Senior Living LLC

3110 W. Southlake Blvd.

Suite 120

Southlake, Texas 76092

Attn: Mr. Richard E. Simmons

And

South Bay Partners, Ltd.

5307 East Mockingbird Lane

Suite 1010

Dallas, Texas 75206

Attention: Mr. Charles D. Hammonds

With a copy to:

Arent Fox LLP

1717 K Street, N.W.

Washington, D.C. 20036-5342

Attn: Kenneth S. Jacob, Esq.

Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as evidenced by printed confirmation if by facsimile (provided that if any notice or other communication to be delivered by facsimile or email attachment as provided above cannot be transmitted because of a problem affecting the receiving party’s facsimile machine or computer, the deadline for receiving such notice or other communication shall be extended through the next business day), as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non business day, then such notice or communication so made shall be deemed effective on the first business day after the day of actual delivery. Except as expressly provided above with respect to certain email attachments, no communications via electronic mail shall be effective to give any notice, request, direction, demand, consent, waiver, approval or other communications hereunder.

(b) If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to the persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby; and, each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(c) This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained, and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

(d) Neither Owner nor South Bay may assign all or part of this Agreement without the prior written approval of the party. This Agreement shall be binding upon and inure to the benefit of Owner and South Bay, as well as to their respective successors and assigns, where permitted hereby.

(e) Should any claim, action, or proceeding be commenced between the parties arising out of or relating to the development and construction of the Project or this Agreement, the party prevailing in that claim, action, or proceeding will be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and other expenses incurred in connection with that claim, action, or proceeding.

(f) South Bay shall perform its services with integrity, and shall disclose and avoid conflicts of interest. South Bay represents that it has not and shall not pay or receive any contingent fees or gratuities to or from any other party in connection with its services hereunder, to secure preferential treatment or otherwise. South Bay shall deal at arm’s length with all third parties, including affiliates of South Bay and any other persons with which South Bay or its affiliates have a significant relationship. Other than in connection with agreements or other arrangements between entities controlled by either Craig Spaulding or Richard E. Simmons, if any affiliates of South Bay or any of these other persons may become involved in the development and construction of the Project, South Bay shall promptly disclose the affiliation or other relationship to Owner, and shall not permit the involvement unless Owner consents in writing.

(g) Time is of the essence of this Agreement.

(h) THIS AGREEMENT HAS BEEN MADE AND EXECUTED IN, AND SHALL BE GOVERNED BY THE LAWS OF, THE STATE OF TEXAS.

(i) Nothing contained herein shall be deemed to create a joint venture, partnership, or similar relationship between the parties.

(j) This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same agreement. Facsimile copies of this Agreement shall be deemed originals for purposes of determining the enforceability of this Agreement.

(k) Except as Owner may otherwise agree in writing, South Bay shall keep confidential and shall not disclose to any person any non-public information relating to the Project, the Property, or Owner, except that South Bay may disclose this information (a) to its officers, employees, attorneys, accountants and representatives involved in this Agreement, (b) to the Project development team and others who are under direct or indirect contract with the Owner or South Bay, and their officers and employees, who need to know the information to perform their work in connection with the Project, (c) to government officials who need to know the content of the information to issue approvals or administer applicable laws, and (d) as required by applicable laws. South Bay shall not issue any public announcement or press release relating to the Project without Owner’s specific prior written consent. This Section 14(k) will survive the termination of this Agreement for one year.

(l) In connection with any litigation arising out of or relation to the developmental and construction of the Project, the services to be provided hereunder, or this Agreement, the parties waive all rights to have the dispute resolved in a trial by jury.

(m) This Agreement does not (a) confer any rights or remedies on any person other than the signatory parties to this Agreement and their respective successors and permitted assigns; (b) relieve or discharge the obligation or liability of any third persons to any party; or (c) otherwise create any third party beneficiary rights.

[Remainder of Page Intentionally Left Blank]

EXECUTED as of the date first above written.

OWNER: CHP RAIDER RANCH TX SENIOR HOUSING OWNER, LLC, a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Name: Tracey B. Bracco
Title: Vice President

[Remainder of page intentionally left blank]

Signature Page to Development Services Agreement

SOUTH BAY: SOUTH BAY PARTNERS, LTD., a Texas limited partnership

By:	SBP Interests, L.L.C.,
its General Partner

	By:	/s/ Craig W. Spaulding
Craig W. Spaulding, Manager

Signature Page to Development Services Agreement

MANAGER:
INTEGRATED SENIOR LIVING LLC, a Texas limited liability company, only with respect to its covenants and obligations contained in Section 7(e) of this Agreement

By:	/s/ Craig W. Spaulding
Name: Craig W. Spaulding
Title: Manager

Signature Page to Development Services Agreement

Exhibit “A”

[Intentionally Omitted]

Exhibit “B”

Development Budget(s)

[Intentionally Omitted]

Exhibit “C”

Promoted Interest

1. Provided that NOI (as hereinafter defined) for a Phase (specifically including capital event proceeds) meets or exceeds the Stabilized NOI Threshold (hereinafter defined) for three consecutive months and is continuing on the date that South Bay requests calculation of the Promoted Interest payment for such Phase pursuant to Section 3, South Bay shall receive (to the extent triggered under Section 3 of this Exhibit “C”) a Promoted Interest payment for such Phase equal to the sum of the amounts calculated under Sections 1.a. and b:

a. (i) After Owner’s member(s) has achieved a twelve percent (12%) leveraged internal rate of return (“IRR”) (IRR is defined according to the XIRR function in Microsoft Excel) on its contributed capital, a payment equal to twenty percent (20%) of the First Level Amount (hereinafter defined) to South Bay until a fifteen percent (15%) IRR on its contributed capital has been achieved by Owner;

(ii) Thereafter, a payment equal to thirty percent (30%) of the Second Level Amount (hereinafter defined) to South Bay.

b. An additional amount equal to the sum of (i) the excess of (x) the hypothetical amount of tax (including but not limited to Federal and State (if any) income tax, net investment income tax, and employment tax) imposed on any amount of the Promoted Interest payable to South Bay under this Agreement and treated as service income assuming the highest marginal Federal and State, if any, income tax rate applicable to an individual living in the State of Texas over (y) the hypothetical amount of tax (including but not limited to Federal and State, if any, income tax, net investment income tax, and employment tax) imposed on any amount of the Promoted Interest payable to South Bay under this Agreement if such amount was treated as a distribution of partnership profits to a partner in a partnership assuming the highest marginal Federal and State, if any, income tax rate applicable to an individual living in the State of Texas, plus (ii) an amount to cover the taxes due on the amount determined under this Section 1.b. Such amount calculated under this Section 1.b is intended to compensate South Bay for the difference between the Promoted Interest being characterized as an interest in partnership profits owned by a partner in the partnership and it being characterized as a payment for services and shall be interpreted accordingly.

2. a. “Stabilized NOI Threshold” shall mean the NOI level at which the parties agree constitutes a Phase is stabilized, an amount which shall be agreed upon by the parties on a Phase by Phase basis prior to the substantial completion of each Phase.

b. “Distributable Amount” shall mean the aggregate amount distributed and distributable by Owner to its member(s) on account of all operating cash flow and capital event proceeds (which shall be deemed to include as hypothetical capital event proceeds, the value of a Phase determined by appraisal pursuant to Section 3.b.) from a Phase through the date on which the Promoted Interest payment is calculated.

EXHIBIT C-1

c. “First Level Amount” means the greater of (i) zero or (ii) the Distributable Amount less the dollar amount necessary for Owner’s member(s) to achieve a twelve percent (12%) IRR.

d. “Second Level Amount” means the greater of (i) zero or (ii) the Distributable Amount less the dollar amount necessary for Owner’s member(s) to achieve a fifteen percent (15%) IRR.

e. “NOI” shall be calculated for each Phase in the same fashion as set forth in the Management Agreement, with “Revenues” and “Operating Expenses” being those Revenues and Operating Expenses that are specifically attributable and/or allocable to the Phase for which the Promoted Interest is to be calculated.

3. South Bay shall be permitted to request the calculation of the Promoted Interest for a Phase upon a capital event occurring with respect to such Phase (i.e., sale or refinancing of the applicable Phase (excluding individual villa sales, construction financings, and any conveyance of the Phase to a party under common control with Owner)) or at any time during the first five years after the opening of the applicable Phase, subject to the NOI for such Phase having reached the Stabilized NOI Threshold for three (3) consecutive months and at such time:

a. If the trigger for the Promoted Interest calculation is a capital event, the capital event proceeds component of the Distributable Amount (absent a request by South Bay to use the appraisal process set forth below) shall be established by the proceeds of all capital events to date.

b. If the trigger for the Promoted Interest is South Bay’s request or if South Bay elects to use the appraisal process in the case of a capital event, South Bay will select between the following appraisers: Integra Realty Services, Salus Valuation Group, Inc. and Cushman or Wakefield (the “Appraiser”). The value determined by the Appraiser (the “South Bay Appraised Value”) less an implied two percent (2%) cost of sale will establish hypothetical capital event proceeds for the Phase provided that the value of an portion(s) of the Phase previously sold shall be determined based on the actual sale proceeds received by Owner for such portion(s) of the Phase. Owner shall make payment of the Promoted Interest to South Bay within thirty (30) days of receipt of a written notice from South Bay requesting payment of the Promoted Interest, which notice, to be effective, shall include a complete copy of the appraisal prepared by the Appraiser and the calculation and supporting documentation used by South Bay to determine NOI. Owner shall have the right to object to either (1) the South Bay Appraised Value or (2) the methodology for the calculation of NOI, by delivery of written counter-notice to South Bay within the aforementioned thirty (30) day period (failure to deliver such written counter-notice being deemed a waiver by Owner to object to such matters). Upon delivery of such counter-notice, Owner shall have the right to engage a different Appraiser should it disagree with the appraisal submitted by South Bay and/or to prepare and recommend an alternative methodology for calculating NOI. Owner and South Bay will then (1) work in good faith to reach an agreed upon value for the Phase and/or calculation of NOI or (2) submit the question to an independent third party for resolution.

EXHIBIT C-2